UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2004

United Industries Corporation

(Exact name of registrant as specified in its charter)

333-76055

(Commission File Number)

Delaware	43-1025604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2150 Schuetz Road
St. Louis, Missouri 63146
(Address of principal executive offices, with zip code)

(314) 427-0780
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2004, the Compensation Committee of the Board of Directors (the Board) of United Industries Corporation (the Company) and Robert L. Caulk, the Company’s Chairman and Chief Executive Officer, entered into an employment agreement effective August 1, 2004 (the Agreement).  The term of the Agreement continues through December 31, 2007, unless sooner terminated by either party in the manner set forth in the Agreement, and renews automatically for one-year periods, unless written notice is given by either party.

The Agreement provides for an annualized base salary of $625,000, increasing to $650,000 effective January 1, 2005.  Subsequent increases in base salary shall be as determined by the Compensation Committee of the Board.  The Agreement also provides for participation in the Company’s incentive compensation plan, with payment based on the Company’s attainment of certain financial and operational targets, which may range from zero to 100% of base salary.  Subsequent increases in incentive compensation shall be as determined by the Compensation Committee of the Board.  In connection with the execution of the Agreement and the closing of the Company’s acquisition of United Pet Group, Inc., the Company paid Mr. Caulk a bonus of $1.0 million, less withholding as required by law.  Such bonus payment shall be disregarded for purposes of calculating certain financial measures related to the Company’s incentive compensation plan and Mr. Caulk’s incentive bonus for 2004.

The Company acknowledges that Mr. Caulk may terminate his employment at any time, with or without cause, by notice to that effect.  Except as specifically provided in the Agreement, Mr. Caulk agrees to continue to perform the duties of his employment for such reasonable period as the Company may request, not exceeding 30 days, after the date of his termination notice to the Company, during which period he shall be paid one-twelfth of his base salary and continue his benefits then in effect.  Subject to the terms of the Agreement, Mr. Caulk acknowledges that the Company may terminate his employment at any time, with or without cause.  If Mr. Caulk is terminated without cause or Mr. Caulk terminates the Agreement under certain circumstances that constitute a constructive termination, he shall continue to be paid on a monthly basis, for a period of the greater of twenty-four months or the remaining term of the Agreement, the sum of (i) his base salary then in effect divided by twelve, plus (ii) the average of incentive compensation paid to or, if not yet paid for the preceding year, owed to Mr. Caulk for the two years immediately preceding his termination divided by twelve; provided that if such termination occurs after a sale of the Company, the amount in clause (ii) above shall be calculated at the rate of seventy-five percent of his base salary then in effect divided by twelve.  In addition, within 30 days of such termination, the Company shall pay Mr. Caulk incentive compensation earned but unpaid as of the date of termination (prorated for the period of time during the applicable bonus year that Mr. Caulk worked from January 1st to date of termination).  Mr. Caulk shall also receive continuation of fully paid health insurance coverage for he and his family, disability insurance, and life insurance at the level in effect upon termination of Mr. Caulk for the applicable period.

Under the terms of the Agreement, Mr. Caulk may not compete with the Company during his employment and for a period of up to three years subsequent to his termination date, under certain circumstances.  During such period, Mr. Caulk (a) shall not, directly or indirectly contact approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person known by him to be employed by the Company during such period and (b) shall not induce or attempt to induce any customer or other business relation of the Company to cease doing business with the Company or to engage in any business relationship which might materially harm the Company.

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement.  A copy of the Agreement will be filed as an exhibit to the Company’s 2004 Annual Report on Form 10-K.

In addition, attached as Exhibit 10.53 is the First Amendment to Restated Management Agreement, effective November 12, 2004, by and between Daniel J. Johnston and United Industries Corporation, as disclosed on Form 10-Q filed by the Company on November 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, United Industries Corporation has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INDUSTRIES CORPORATION
Registrant

Dated: November 30, 2004	By:	/s/ Daniel J. Johnston
	Name:	Daniel J. Johnston
	Title:	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)